Exhibit 1

FOR IMMEDIATE RELEASE

April 25, 2005

Name of Listed Company:	Nissin Servicer Co., Ltd.
Representative:	Kazumasa Amano Representative Director and President (TSE Mothers’ Code: 8426)
Enquiries:	Masumi Gouda Managing Director
Telephone No.:	(Tokyo) 03-5326-3971
Parent Company:	Nissin Co., Ltd.
Representative:	Kunihiko Sakioka Representative Director and President (TSE First Section Code: 8571)

Notice Regarding Adjustments in Earnings Estimates
of Nissin Servicer Co., Ltd.

In view of recent trends in our company earnings, we wish to inform you that we have revised earnings estimates for the fiscal year ended March 31, 2005 which were made public on January 31, 2005. Revisions are as shown below.

1.	Adjustments in estimated consolidated earnings for the fiscal year ended March 31, 2005 (April 1, 2004 ~ March 31, 2005)

(Unit: Millions of Yen; %)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	8,335	1,706	995
Revised Projections (B)	11,198	1,761	1,022
Difference (B—A)	2,863	55	27
Percent Change (%)	34.3	3.2	2.7
Previous year’s results (year ended March 31, 2004)	4,599	750	406

2.	Adjustments in non-consolidated earnings estimates for the fiscal year ended March 31, 2005 (April 1, 2004 ~ March 31, 2005)

(Unit: Millions of Yen; %)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	8,141	1,642	958
Revised Projections (B)	10,931	1,651	963
Difference (B—A)	2,790	9	5
Percent Change (%)	34.3	0.5	0.5
Previous year’s results (year ended March 31, 2004)	4,599	751	407

3.	Reason for the Adjustment
(1)	Non-consolidated earnings
The financial forecast for operating revenue, previously projected at ¥8,141 million, has been revised upward to ¥10,931 million. The reasons for the revision were:
•	a ¥519 million increase in loan recovery amounts received for our benefit by the originator prior to closing the loan purchase. (These amounts are recognized as revenue from purchased loans and as associated costs of purchased loans);

•	¥1,061 million revenue from purchased loans related to corporate reconstruction, the cost of which was ¥1,029 million, resulting in gross profit of ¥32 million; and
•	the better than expected recovery of other loans.
Ordinary income and net income have been revised accordingly.

(2)	Consolidated earnings
Earnings estimates for consolidated earnings have also been adjusted for the same reasons.

4.	Special Note Regarding Forward-looking Statements

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	reduction of market liquidity for non-performing loans accompanying the recovery of the Japanese economy;
•	steep rise in the purchase cost of specific money claims due to intense competition, and the deterioration of profitability due to decreases in commission fees;
•	deterioration of profitability caused by longer collection periods;
•	amendment of the Special Law Concerning Credit Management and Collection (Servicer) Operation;
•	availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	business strategies and results of operations of Nissin Co., Ltd., the parent company of Nissin Servicer Co., Ltd.; and
•	the reliability of information or technological systems and networks.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.